Exhibit 99.1

•MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed
(413) 568-9571

Westfield, Massachusetts
June 23, 2005

        Mestek, Inc. (the “Company”) today announced that its majority-owned subsidiary, Omega Flex, Inc. (“Omega Flex”) re-filed a Registration Statement on Form 10 and accompanying amended Information Statement with the Securities and Exchange Commission (“SEC”) revising the filing previously made on April 29, 2005 relating to the spin-off of the Company’s 86% interest in Omega Flex, pro rata to all of the Company’s public shareholders, as of June 23, 2005 (subject to change) (the “Spin-Off”).

        The new filing incorporates revisions in response to certain comments made by the SEC with respect to the original Form 10 and Information Statement filed.

        More comments from the SEC may be received and more revisions may be made prior to the Registration Statement becoming effective. The Spin-Off is expected to be implemented shortly thereafter, whereupon it is also expected that Omega Flex will become a publicly traded, SEC-reporting company, listed on the NASDAQ National Market. The Company’s Board of Directors voted on May 24, 2005 to establish June 23, 2005 as the record date for the Spin-Off transaction. The shares will be distributed, in book-entry form, at some later date, expected to be in mid or late July (the “Distribution Date”).

        For each share of Mestek common stock that a shareholder owns as of the end of the day of the record date of June 23, 2005, such shareholder will be entitled to receive one share of the common stock of Omega Flex, Inc. However, any holder of Mestek stock who sells shares of Mestek after the record date but before the date the New York Stock Exchange sets as the “ex distribution” date, which should be the day after the Distribution Date or a few days thereafter, depending on when a market for Omega Flex develops, will also be selling his, her or its entitlement to receive shares of Omega Flex common stock in the Spin-Off, pursuant to what is referred to by the NYSE as a “due bill”. Investors are encouraged to consult with their financial advisors regarding the specific implications of selling Mestek stock before the Spin-Off Distribution Date.

        There can be no assurances, however, that the Omega Flex Spin-Off transaction will in fact be consummated until the actual distribution occurs on the Distribution Date.

        This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Mestek to control.

        Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts but rather reflect Mestek’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Mestek (or entities in which Mestek has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Mestek undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.